United States securities and exchange commission logo





                       March 7, 2024

       Nik Jhangiani
       Chief Financial Officer
       COCA-COLA EUROPACIFIC PARTNERS plc
       Pemberton House, Bakers Road
       Uxbridge UB8 1EZ
       United Kingdom

                                                        Re: COCA-COLA
EUROPACIFIC PARTNERS plc
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            File No. 001-37791

       Dear Nik Jhangiani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing